Exhibit 10.1

EXECUTION COPY

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FINJAN HOLDINGS, INC.

___________________________

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

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May 6, 2016
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Page
1.    Purchase and Sale of Preferred Stock.                        1

1.1	Sale and Issuance of Series A Preferred Stock. 1

1.2	Closing; Delivery. 1

1.3	Use of Proceeds 2

1.4	Defined Terms Used in this Agreement 2
2.    Representations and Warranties of the Corporation.                    8

2.1	Organization and Standing 8

2.2	Corporate Power 9

2.3	Capitalization; Governance Matters 9

2.4	Authorization 11

2.5	SEC Documents. 11

2.6	Related Parties 12

2.7	Compliance with Law; Permits 12

2.8	Litigation 13

2.9	Intellectual Property 13

2.10	Title to Properties and Assets; Liens 14

2.11	Financial Statements; No Undisclosed Liabilities 14

2.12	Material Adverse Effect 15

2.13	Employees 15

2.14	Employee Benefit Plans 16

2.15	Taxes 17

2.16	Insurance 18

2.17	Claims. 18

2.18	Negative Litigation Event. 18

2.19	Brokers or Finders 18

2.20	Offering 18

2.21	Disclosure 19
3.    Representations and Warranties of the Purchaser                    19

3.1	Organization. 19

3.2	Authorization 19

3.3	Accredited Investor 20

3.4	Restriction on Resale 20

3.5	Legends 20

(continued)

3.6	Brokers or Finders 20
4.    Covenants; Purchaser Rights                                20

4.1	Information Rights 20

4.2	Board of Directors Rights 22

4.3	Board Observer Rights 23

4.4	Preemptive Rights 23

4.5	Reporting Status 24

4.6	Public Disclosure of Transaction 24

4.7	Pursuit of the Claims 24

4.8	Finance Account Agreement 24

4.9	Preserve Accuracy of Representations and Warranties; Notification of Certain Matters 25

4.10	Operations Prior to the Closing Date 25

4.11	Acquisition Proposals 25
5.    Transfer Restrictions                                    25
6.    Conditions to the Purchaser’s Obligations at Closing                26

6.1	Representations and Warranties; Covenants 26

6.2	Consents, Permits and Waivers 26

6.3	No Prohibitions 26

6.4	Blue Sky 26

6.5	Certificate of Designation 26

6.6	Other 26

6.7	Schedules 27

6.8	Finance Account Agreement 27

6.9	Closing Deliverables 27

6.10	Proceedings and Documents 27
7.    Conditions to the Corporation’s Obligations at Closing                27

7.1	Representations and Warranties 27

7.2	No Prohibitions 27

7.3	Closing Deliverables 28
8.    Termination of the Agreement Prior to Closing                    28

8.1	Termination Triggers. 28

8.2	Effect of Termination. 28
9.    Miscellaneous                                        28

9.1	Indemnification 28

9.2	Survival of Warranties 29

9.3	Successors and Assigns 29

9.4	Governing Law and Jurisdiction 29

(continued)

9.5	Counterparts; Facsimile or PDF 29

9.6	Titles and Subtitles 29

9.7	Disclosure Schedules 29

9.8	Notices 29

9.9	Expenses 30

9.10	Remedies; Attorneys’ Fees 30

9.11	Amendments and Waivers 30

9.12	Confidentiality 31

9.13	Severability 31

9.14	Delays or Omissions 31

9.15	Rights of Purchaser 31

9.16	Exchange of Certificates 31

9.17	Entire Agreement 32

9.18	Interpretation 32

9.19	Further Assurances 32

(continued)

Exhibit A -    FORM OF CERTIFICATE OF DESIGNATION

SERIES A PREFERRED STOCK PURCHASE AGREEMENT
THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 6th day of May, 2016 by and among Finjan Holdings, Inc., a Delaware corporation (the “Corporation”), and Halcyon Long Duration Recoveries Investments I LLC, a Delaware limited liability company (the “Purchaser”).
RECITALS
WHEREAS, pursuant to this Agreement, the Corporation proposes to issue to the Purchaser 102,000 shares of its Series A Preferred Stock (the “Shares”) at a purchase price of $100 per Share (the “Purchase Price”); and

WHEREAS, the Corporation desires to issue and sell, and the Purchaser desires to purchase, the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Purchase and Sale of Preferred Stock.

1.1	Sale and Issuance of Series A Preferred Stock.

(a.)The Corporation has authorized the issuance and sale to the Purchaser of the Shares, having the rights and preferences set forth in the Certificate of Designation of Series A Preferred Stock in the form of Exhibit A attached to this Agreement (the “Certificate of Designation”). Immediately prior to the Closing, the Corporation shall adopt and file the Certificate of Designation with the Secretary of State of the State of Delaware.

(b.)At the Closing, subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Corporation set forth herein or in any certificate or other document delivered pursuant hereto, the Purchaser agrees to purchase, and the Corporation agrees to sell and issue to the Purchaser, free and clear of all Liens, in exchange for the payment of the aggregate Purchase Price, 102,000 Shares.

1.2Closing; Delivery.

(a.)The purchase and sale of the Shares (the “Closing”) shall take place remotely via the exchange of documents and signatures, within ten (10) Business Days of the satisfaction (or waiver by the applicable party) of each of the conditions set forth in Section 6 and 7, or at such other place or time or on such other date as shall be agreed to by the Corporation and the Purchaser. The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date.”

(b.)At the Closing, subject to satisfaction or waiver of the conditions set forth in Section 7, the Corporation shall issue and deliver to the Purchaser, free and clear of all Liens, a stock certificate, duly executed by the Corporation and registered in the Corporation’s stock ledger in the Purchaser’s or its nominee’s name, evidencing the number of Shares to be purchased by such Purchaser as set forth in Section 1.1(b).

(c.)Subject to satisfaction or waiver of the conditions set forth in Section 6 at Closing, as payment in full for the Shares being purchased by it under this Agreement, and against delivery of the stock certificate(s) therefor as described in subparagraph (b) above, at the Closing, the Purchaser shall pay the aggregate Purchase Price for the Purchaser’s Shares by wire transfer of immediately available funds, to bank accounts designated by the Corporation at least two (2) Business Days prior to Closing. $8,000,000 of the aggregate Purchase Price shall be funded into the Financing Account and the remainder of the aggregate Purchase Price shall be funded into the Corporation’s operating bank account.

2.2Use of Proceeds. The Corporation shall use the portion of the aggregate Purchase Price that is deposited at the Closing into the Financing Account in accordance with the Finance Account Agreement.

3.2Defined Terms Used in this Agreement. In addition to the terms defined above and throughout this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Adverse Party” means the Defendants and their respective Affiliates as well as any other party (i) subsequently named as a defendant in any Proceedings (including any litigation or arbitration or any collection actions arising therefrom or connected to the Claims), or (ii) who enters into an arrangement or agreement that grants license or sublicense rights to any party that qualifies as an Adverse Party pursuant to the above definition.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.
“Amended and Restated Certificate” means the Amended and Restated Certificate of Incorporation of the Corporation dated July 10, 2014.
“Business Day” means a day banks in New York City are open for regular business.
“Bylaws” means the Amended and Restated Bylaws of the Corporation effective as of July 10, 2014.
“Claims” means any and all claims, causes of action, rights, choses in action, and entitlements, known or unknown, existing or later arising, in connection with the Litigation, the Proceedings or the Patents, in favor of the Corporation, any Corporation Subsidiary and/or their respective Affiliates, against any Adverse Party, including the Litigation and any claims, causes of action, rights, choses in action, and entitlements, known or unknown, existing or later arising, in connection therewith.
“Code” means the Internal Revenue Code of 1986.
“Confidential Information” means any information relating to the Corporation or any Corporation Subsidiary provided to Purchaser or any Affiliate of Purchaser (or any advisor thereof), under or in connection with any Transaction Documents, including any information provided orally and any document, file or any other way of representing or recording information which contains or is derived from such information other than: (a) information that is or becomes public knowledge other than as a result of a breach of Section 8.12 (Confidentiality) by Purchaser or any Affiliate of Purchaser (or any advisor thereof); (b) information previously known by or in the possession of Purchaser or any Affiliate of Purchaser (or any advisor thereof); or (c) information lawfully obtained by Purchaser or any Affiliate of Purchaser (or any advisor thereof) from a third party not reasonably known to Purchaser to be bound by a duty of confidentiality to the Corporation.
“Contract” means all contracts, agreements, commitments, understandings and arrangements, whether written or oral.
“Corporation” has the meaning set forth in the introductory paragraph.
“Defendants” means, collectively, (i) FireEye, Inc., (ii) Blue Coat Systems, Inc., (iii) Proofpoint, and Armorize Technologies, Inc., (iv) Sophos Inc., (v) Symantec Corporation, (vi) Palo Alto Networks, Inc. and (vii) any other party with whom the Corporation, any Corporation Subsidiary or any of their respective successor(s) in interest or assigns or Affiliates institutes or has instituted legal action against with respect to patent, trademark or copyright infringement or trade secret matters, whether on before or after the date hereof.
“Exchange Act” means the Securities Exchange Act of 1934.
“Financing Account” means a special purpose bank account established by the Corporation or any Corporation Subsidiary specifically to receive and hold the funds contemplated by Section 1.2(c) and maintained by the Corporation or the applicable Corporation Subsidiary following the Closing to ensure that the funds deposited therein are used in accordance with the Finance Account Agreement.
“Fiscal Year” means for financial accounting purposes, January 1 to December 31.
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body or agency (whether foreign, federal, state, local or other).
“Indebtedness” means, with respect to any Person, all indebtedness of such Person for borrowed money, including (i) all indebtedness evidenced by notes, debentures, bonds or similar instruments; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business); (iv) all obligations (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit; (v) all guarantees of obligations of the type described in clauses (i) through (iv) of this definition of another Person; and (vi) all obligations under any acquisition agreements pursuant to which such Person is responsible for any earn out, note payable or other contingent payments.
“Intellectual Property Rights” means all (i) inventions (whether or not patentable), patent disclosures, patents, patent applications, and all divisions, continuations and continuations-in-part, and any renewals, extensions, reexaminations and reissues thereof, (ii) trademarks, service marks, trade dress, trade names, URL’s, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).
“Knowledge” including the phrase “to the Corporation’s knowledge,” shall mean the knowledge after reasonable inquiry of each of the officers of the Corporation or any Corporation Subsidiary.
“Liens” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Corporation, any Corporation Subsidiary or any of their respective Affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Corporation under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).
“Litigation” means, collectively, those Claims set forth on Annex A.
“Material Adverse Effect” means any material and adverse effect on the assets, liabilities, condition, business, results of operations, prospects, management or affairs of the Corporation and the Corporation Subsidiaries, taken as a whole.
“NASDAQ” means The NASDAQ Capital Market.
“Negative Litigation Event” means the occurrence of any of the following: (a) any subsequent decision (after the Date of Issuance) by the United States Court of Appeals for the Federal Circuit or the District Court for the Northern District of California that has the effect of setting the damages amount owed to the Corporation or the Corporation Subsidiaries by Blue Coat Systems Inc. in Case No. 5:13-cv-03999-BLF (N.D. Cal) at fifty percent (50%) or less of the damages awarded on August 4, 2015 (the “Awarded Damages”), or (b) the decision of any Governmental Entity materially affecting the ability of the Corporation or the Corporation Subsidiaries to collect more than fifty percent (50%) of the Awarded Damages from Blue Coat Systems, Inc., as reasonably determined in good faith by holders of more than fifty percent (50%) of the Shares or (c) Blue Coat Systems, Inc. (or any successor thereto) experiences a material adverse change in its financial condition which in the reasonable good faith judgment of the Purchaser would reasonably be expected to cause them to be unable to pay the Corporation at least at least fifty percent (50%) of the Awarded Damages.
“Negative Treasury Event” means any consecutive 30 day period of time during which the Corporation’s Net Cash is less than $2,500,000.
“Net Cash” means, as of any determination date and with respect to the Corporation and the Corporation Subsidiaries, the difference between (A) the sum of (i) the amount of cash and cash equivalents other than in the Financing Account, plus (ii) the amount of contracted revenue and accounts receivable due within thirty (30) days, minus (B) the sum of (i) the amount of payables and other short-term liabilities due within thirty (30) days other than litigation related fees and expenses in connection with the Claims, plus (ii) the amount of the near-term unfunded commitment set forth on Schedule 1.4 of this Agreement, plus (iii) any contingent obligations or liabilities where the likelihood of the liability is probable and reasonably estimable; provided, however, that, in the case of clauses (A)(i) and (A)(ii), any amounts that constitute the

Series A Redemption Price (as defined in the Certificate of Designation) portion of Adverse Party Proceeds (as defined in the Certificate of Designation) or Licensing Proceeds (as defined in the Certificate of Designation) shall be excluded.
“New Securities” means any equity securities of the Corporation or any Corporation Subsidiary issued after the date hereof, whether or not now authorized, and rights, options or warrants to purchase such equity securities of any type whatsoever that are, or may by their terms become, convertible into or exchangeable for such equity securities; provided that, notwithstanding the foregoing, “New Securities” shall not include the following: (i) equity securities of the Corporation or any Corporation Subsidiary or other securities issued on a pro rata basis as a dividend or distribution on, or in connection with a split of or recapitalization of, any of equity securities of the Corporation or any Corporation Subsidiary; (ii) shares of Common Stock issued pursuant to awards issued under the Corporation’s equity incentive plans to employees, directors or consultants of the Corporation or any Corporation Subsidiary; (iii) shares of any Corporation Subsidiary in which following such issuance, such Corporation Subsidiary is directly or indirectly a wholly-owned subsidiary of the Corporation; (iv) shares of Common Stock issued or issuable pursuant to the acquisition of another unrelated entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided, that such issuances are approved by the Corporation’s Board of Directors; (v) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Corporation’s Board of Directors; and (vi) shares of Common Stock issued or issuable in or under a transaction for which the holders of at least a majority of the then outstanding Shares consent or approve as not being considered New Securities.
“Patents” means, collectively, the patents set forth on Annex B as revised from time to time.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.
“Proceedings” means (i) the Claims (and other proceedings relating thereto, including dispute resolution proceedings), (ii) any and all related pre- and post-trial proceedings or processes in or in connection with the Claims; (iii) all appellate proceedings and proceedings on remand, as well as enforcement, ancillary, parallel or alternate dispute resolution proceedings and processes arising out of or related to the acts or occurrences alleged in the Claims; (iv) re-filings or parallel filings relating to the Claims and any other legal, diplomatic or administrative proceedings or processes founded on the underlying facts giving rise to or forming a basis for the Claims, in which the Corporation, any Corporation Subsidiary or any of their respective successor(s) in interest or assigns or Affiliates is a party; (v) ancillary or enforcement proceedings related to the facts or Claims alleged from time to time; and (vi) all arrangements, settlements, negotiations, or compromises made between the Corporation or any Corporation Subsidiary or any of their respective Affiliates or representatives and any Adverse Party having the effect of resolving any of the Claims against any Adverse Party.
“Proceeds” means (A) any and all pre-Tax monetary award, damages, fees, recoveries, judgments or other property or value recovered by or on behalf of the Corporation or any Corporation Subsidiary or their respective Affiliates on account or as a result or by virtue (directly or indirectly) of the Claims or the Proceedings, whether by negotiation, litigation, arbitration, mediation, diplomatic efforts, lawsuit, settlement, decree, judgment or otherwise and whether against the Defendants or any other Adverse Party (including any Person unrelated to the Defendants who may infringe on the Patents), and includes all of the Corporation’s and each Corporation Subsidiary’s legal and/or equitable rights, title and interest in and/or to any of the foregoing, whether in the nature of ownership, lien, security interest or otherwise, plus (B) any actually and successfully recovered interest, penalties, lawyer’s fees and costs in connection with any of the foregoing, plus (C) any consequential, actual, moral, punitive, exemplary, special, incidental, lost profits or treble damages awarded and actually and successfully recovered on account thereof, plus (D) any interest actually and successfully awarded or later accruing on any of the foregoing, plus (E) any recoveries from actions commenced by the Corporation or any Corporation Subsidiary against lawyers, accountants, experts or officers in connection with any of the foregoing or the pursuit of the Proceedings. For the avoidance of doubt, “Proceeds” includes cash, real estate, negotiable instruments, choses in action, contract rights, membership rights, subrogation rights, annuities, future revenue streams (including milestone and royalty payments), claims, refunds, and any other rights to payment of cash and/or transfer(s) of things of value or other property (including property substituted therefor), whether delivered or to be delivered in a lump sum or in installments, in relation to any claim or negotiation with any Person in relation to the Proceedings, and shall include any award of rescissionary, punitive, consequential, treble or exemplary damages or penalties assessed against any Adverse Party from time to time.
“Requirements of Laws” means any applicable United States federal, state and local, and any non-U.S., laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Entity, including, if and to the extent the Corporation is subject thereto, any applicable listing requirements and rules and regulations of NASDAQ and any other stock exchange or interdealer quotation system.
“Restricted Securities” means (i) the Shares issued hereunder, and (ii) any securities issued with respect to the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(b) (or any similar provision then in force) under the Securities Act, or (c) been otherwise transferred and new certificates for them not bearing the Securities Act legend set forth in Section 5.1 have been delivered by the Corporation. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Corporation, without expense, new securities of like tenor not bearing a Securities Act legend of the character set forth in Section 5.1.
“SEC” means the Securities and Exchange Commission, including any Governmental Entity or agency succeeding to the functions thereof.
“Securities Act” means the Securities Act of 1933.
“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.
“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
“Taxes” means any federal, foreign, state, county and local income, gross receipts, excise, import, property, franchise, ad valorem, license, sales or use tax or other withholding, social security, Medicare, unemployment compensation or other employment-related tax, or any other charge, together with all deficiencies, penalties, additions, interest, assessments, and other governmental charges with respect thereto.

“Transaction Documents” means this Agreement, the Common Interest Agreement, the Finance Account Agreement, the Certificate of Designation and any other agreements, instruments or documents entered into in connection with this Agreement.
Each of the following terms is defined in the Section set forth opposite such term:

Balance Sheet	Section 2.3(h)
Board of Directors	Section 2.12
Certificate of Designation	Section 1.1(a)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Common Stock	Section 2.3
Corporation	Introductory paragraph
Corporation Subsidiary	Section 2.1(b)
Disclosure Schedules	Section 2
ERISA	Section 2.13
Exercise Period	Section 4.4(b)
Indemnified Party/Parties	Section 9.1(a)
Losses	Section 9.1(a)
Nominee	Section 4.2(a)
Observer	Section 4.3
Preemptive Right Notice	Section 4.4(b)
Preferred Stock	Section 2.3(a)
Purchase Expenses	Section 9.9
Purchase Price	Recitals
Purchaser	Introductory paragraph
SEC Documents	Section 2.5
Shares	Recitals

2.Representations and Warranties of the Corporation.
As an inducement to the Purchaser to enter into this Agreement and to purchase the Shares, except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”) specifically identifying the subsection of this Section 2 to which such exception relates, the Corporation hereby represents and warrants to the Purchaser, as follows:
2.1    Organization and Standing; Subsidiaries.

(a.)The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Corporation is duly qualified or licensed to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed in Schedule 2.1(a), which jurisdictions are the only ones in which the ownership or leasing of its assets or the conduct of its business requires such qualification or licensing. No other jurisdiction has demanded, requested or otherwise indicated that the Corporation is required to so qualify.

(b.)Each of the Subsidiaries of the Corporation is set forth on Schedule 2.1(b) (collectively, the “Corporation Subsidiaries”). Each Corporation Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. Each of the Corporation Subsidiaries is duly qualified or authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification or authorization is required.

2.2    Corporate Power. The Corporation has all requisite power and authority to execute and deliver this Agreement and each of the other Transaction Documents, to issue, sell and deliver the Shares, and to carry out and perform its obligations under the terms of this Agreement and each of the other Transaction Documents.

2.3 Capitalization; Governance Matters.

(a.)    The authorized capital stock of the Corporation consists, immediately prior to the Closing, of:
(i.)80,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), the number of shares of which (A) are issued and outstanding or (B) reserved for issuance to employees, consultants and directors pursuant to the Finjan Holdings, Inc. 2013 Global Share Option Plan, the Finjan Holdings, Inc. 2014 Incentive Compensation Plan, and the Finjan Holdings, Inc. Israeli Appendix to the 2014 Incentive Compensation Plan upon the exercise of outstanding stock options or other awards held by Corporation employees thereunder, are as set forth on Schedule 2.3;

(ii.)10,000,000 shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), 102,000 of which have been designated Series A Preferred Stock, and none of which are issued and outstanding.

(b.)    All issued and outstanding shares of Common Stock (i) have been duly authorized, (ii) were validly issued in compliance with Requirements of Law, including all federal and state securities laws, (iii) are fully paid and nonassessable, and (iv) were not issued in violation of any preemptive or similar rights.

(c.)    The Amended and Restated Certificate (which, as of the Closing, shall be as supplemented by the Certificate of Designation) is in full force and effect. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Corporation, including the Shares, are as set forth in the Amended and Restated Certificate (which, as of the Closing, shall be as supplemented by the Certificate of Designation) and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles) and in accordance with all Requirements of Law. The Shares, when issued and delivered and paid for in compliance with the provisions of this Agreement and the Amended and Restated Certificate (which, as of the Closing, shall be as supplemented by the Certificate of Designation), will be validly issued, fully paid and non-assessable. When issued, sold and delivered in accordance with the terms of this Agreement, the Shares will be (i) free of any Liens, other than any Liens created by or through the Purchaser and restrictions on transfer under U.S. state and/or federal securities laws and as set forth herein, and (ii) issued in compliance with all Requirements of Law including state and federal securities laws.

(d.)    No Person is entitled to any pre-emptive right or right of first refusal with respect to the issuance of any capital stock of the Corporation, including the Shares. The issuance of the Shares will not trigger any anti-dilution provisions of any outstanding securities of the Corporation. Other than as set forth on Schedule 2.3(d) or as contemplated by this Agreement, there are no options, warrants or other rights (including conversion or preemptive rights and rights of first refusal) to purchase any of the Corporation’s authorized and unissued capital stock or any securities convertible or exchangeable into any of the Corporation’s capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation. To the Corporation’s Knowledge, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity securities of the Corporation, except in connection with proxies in connection with the Corporation’s 2016 Annual Meeting of Stockholders.

(e.)    Except as provided by this Agreement or as set forth in Schedule 2.3(e), the Corporation is not a party to any agreement with the holder of any of its securities that requires the Corporation to purchase any of such securities from their holder under any circumstances.

(f.)    The Corporation has no Indebtedness other than as set forth in Schedule 2.3(f).
(g.)    Except for the Corporation Subsidiaries, the Corporation does not own any capital stock, membership interests, security or other interest in any other Person. Except as as set forth in Schedule 2.3(g), neither the Corporation nor any of the Corporation Subsidiaries has any understanding or agreement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All of the issued and outstanding equity securities of each of the Corporation Subsidiaries have been duly authorized and are validly issued. The Corporation holds of record and owns beneficially 100% of the outstanding equity securities of each Corporation Subsidiary free and clear of any Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. Except as set forth on Schedule 2.3(g), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Corporation or any of the Corporation Subsidiaries to sell, transfer, or otherwise dispose of any equity securities of any of the Corporation Subsidiaries or that could require any Corporation Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own equity securities. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Corporation Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any equity securities of any Corporation Subsidiary.

(h.)    Effective as of immediately before the Closing, the number of directors of the Corporation’s Board of Directors (the “Board of Directors”) is seven (7) persons, although eight (8) persons have been authorized.

2.4Authorization; No Conflicts.

(a.)All corporate action on the part of the Corporation, its officers, directors and stockholders necessary for the authorization, execution, delivery and performance by the Corporation of this Agreement and the other Transaction Documents and all obligations and transactions contemplated hereby and thereby, the filing of the Certificate of Designation and the authorization, sale, issuance and delivery of the Shares, has been taken. This Agreement and the other Transaction Documents, when executed and delivered by the Corporation, shall constitute valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles. The Corporation (a) is not required to obtain the approval of the owners or holders of its Common Stock in order to authorize and consummate the transactions contemplated by this Agreement or any of the other Transaction Documents and (b) has obtained the approvals of all Persons necessary to authorize and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b.)Neither the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i.)conflict with, result in a breach or violation of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Lien upon any of the assets or properties of the Corporation or any Corporation Subsidiary, under (A) the Amended and Restated Certificate or the Bylaws, (B) any note, instrument, contract, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Corporation or any Corporation Subsidiary is a party or any of its assets or properties is subject or by which the Corporation or any Corporation Subsidiary is bound, (C) any order, injunction, temporary restraining order, judgment, award, decree or ruling of any Governmental Entity to which the Corporation or any Corporation Subsidiary is a party or any of its assets or properties is subject or by which the Corporation or any Corporation Subsidiary is bound, (D) any rule or regulation of NASDAQ or other Requirements of Law; or

(ii.)require the approval, consent, authorization or act of, or the making by the Corporation or any Corporation Subsidiary of any declaration, filing or registration with, any Person (except for, with respect to the offer and sale of the Shares, (a) any required filings under state securities laws and (b) routine post-Closing notice filings with the SEC and under state corporation and securities laws, each of which have been or will be filed timely within the applicable period therefor).

2.5SEC Documents.

The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and the Corporation has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act, including all such annual, quarterly and current reports, proxy information, solicitation statement and registration statements, and amendments thereto required to have been filed (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being referred to herein as the “SEC Documents”). As of the date of filing of such SEC Documents, the SEC Documents complied in all material respects with the applicable requirements of the regulations of the Exchange Act and the rules and regulations promulgated thereunder and other Federal, state and local laws, rules and regulations applicable to such SEC Documents. None of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information concerning the Corporation, and no event or circumstance has occurred prior to the date hereof that would require the Corporation to disclose such event or circumstance in order to make the statements in the SEC Documents not misleading but which has not been so disclosed. The Corporation is not required to file and will not be required to file any Contract entered into prior to the date hereof and to which the Corporation is a party or by which the Corporation is bound that has not been previously filed as an exhibit to its reports filed with the SEC under the Exchange Act.

2.6Related Parties.

(a.)Except as disclosed in Schedule 2.6(a), none of the officers, directors, or to the Corporation’s Knowledge, any key employee of the Corporation or any Corporation Subsidiary or any members of their immediate families or other Affiliates, has any direct or indirect ownership interest in any firm or corporation with which the Corporation or any Corporation Subsidiary is affiliated or with which the Corporation or any Corporation Subsidiary has a business relationship, or any firm or corporation which competes with the Corporation, other than passive investments in publicly traded companies (representing less than 1% of such company). No employee, officer, director or other Affiliate of the Corporation or member of his or her immediate family is indebted to the Corporation, nor is the Corporation indebted (or committed to make loans or extend or guarantee credit) to any of them.

(b.)To the Knowledge of the Corporation, except for (i) this Agreement and the other Transaction Documents and (ii) the agreements set forth on Schedule 2.6(b), there are no other agreements, understandings or proposed transactions between the Corporation and any of its officers, directors, or holders of the Corporation’s outstanding capital stock or any Affiliate thereof, including spouses, or family members of any such officer, director or holders of such stock, or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

2.7Compliance with Law; Permits.

The Corporation and each of the Corporation Subsidiaries is in compliance with all material Requirements of Law. The Corporation and the Corporation Subsidiaries have all material franchises, permits, licenses and any similar authority necessary for the conduct of their respective businesses as now being conducted by them and believe they can obtain, without undue burden or expense, any similar authority for the conduct of their respective business as planned to be conducted. Neither the Corporation nor any Corporation Subsidiary is in default in any material respect under any such franchises, permits, licenses or similar authority.

2.8Litigation.

Except for the patent challenges disclosed in the SEC Documents, there are no actions, suits, proceedings, arbitrations, charges, complaints or investigations pending against the Corporation or any Corporation Subsidiaries or their respective properties nor, to the Knowledge of the Corporation, is there any basis for any of the foregoing (nor has the Corporation or any Corporation Subsidiary received notice of any threat thereof). The foregoing includes any actions, suits, proceedings, arbitrations, charges, complaints or investigations that questions the validity of this Agreement or the other Transaction Documents or the right of the Corporation to enter into any of such agreements, or to consummate the transactions contemplated hereby or thereby, or which could reasonably be expected to result, either individually or in the aggregate, in any material adverse effect upon the Corporation or any Corporation Subsidiary or any change in the current equity ownership of the Corporation or any Corporation Subsidiary. Neither the Corporation nor any Corporation Subsidiary is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Entity or instrumentality. Except for (i) the Litigation or (ii) as set forth on Schedule 2.8, there is no action, suit, proceeding, arbitration, charge, complaint or investigation by the Corporation or any Corporation Subsidiary currently pending or which the Corporation or any Corporation Subsidiary intends to initiate.

2.9Intellectual Property.

(a.)Schedule 2.9(a) contains a complete and accurate list of all (i) patented, issued or registered Intellectual Property Rights owned or used by the Corporation or any Corporation Subsidiaries, in each case identifying the patent or registration number, the applicable jurisdiction, the owner, and the registration date, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Corporation or any Corporation Subsidiaries, in each case identifying the application number, the applicable jurisdiction, the owner, and the filing date, (iii) unregistered trade names and corporate names owned or used by the Corporation or any Corporation Subsidiaries, and (iv) unregistered trademarks and service marks owned or used by the Corporation or any Corporation Subsidiaries. Schedule 2.9(a) also contains a complete and accurate list of all licenses granted by the Corporation or any Corporation Subsidiaries to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Corporation or any Corporation Subsidiaries with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. The Corporation or the Corporation Subsidiaries owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the business of the Corporation and each of the Corporation Subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all Liens. The Intellectual Property Rights set forth on Schedule 2.9(a) are subsisting, valid and enforceable and no such items are subject to any outstanding injunction, judgment, order, decree, ruling or charge. The loss or expiration of any Intellectual Property Right or related group of Intellectual Property Rights owned or used by the Corporation or any Corporation Subsidiaries has not had a material adverse effect, and no such loss or expiration is threatened, pending or reasonably foreseeable. The Corporation and the Corporation Subsidiaries have taken reasonable actions to maintain and protect the Intellectual Property Rights that any such entity owns and uses, including causing its employees or contractors to execute invention assignment, non-disclosure and confidentiality agreements. In each case where an item of issued, registered, or pending Intellectual Property Rights is owned by the Corporation or any Corporation Subsidiary (i) the Corporation and the Corporation Subsidiaries are currently in compliance with all legal requirements and the Corporation or the applicable Corporation Subsidiary has paid all filing, registration, maintenance and renewal fees for any issued, registered or pending Intellectual Property Rights with the relevant patent, copyright, or trademark office including the U.S. Patent and Trademark Office, and (ii) there are no defects in the filing or prosecution of such items. In each case where an item of issued, registered, or pending Intellectual Property Rights is owned by the Corporation or the Corporation Subsidiaries by assignment, the assignment has been duly recorded with the proper patent, copyright, or trademark office including the U.S. Patent and Trademark Office.

(b.)Except as indicated on Schedule 2.9(b), (i) there have been no claims or demands of any kind pertaining to, or any proceeding (including any court, or administrative proceeding at the U.S. Patent and Trademark Office) which is pending or threatened against the Corporation or any Corporation Subsidiary asserting or alleging the invalidity, misuse or unenforceability of any of such Intellectual Property Rights listed on Schedule 2.9(a), and to the Corporation’s Knowledge, there are no grounds for the same, (ii) neither the Corporation nor any Corporation Subsidiaries has received any written notices of, and neither the Corporation nor any Corporation Subsidiaries is aware of any facts that indicate a reasonable likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including any demand or request that the Corporation or any Corporation Subsidiaries license any rights from a third party or indemnify any third party), (iii) to the Corporation’s Knowledge, the conduct of the Corporation’s or any Corporation Subsidiaries’ business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of third parties, and (iv) to the knowledge of the Corporation, except as indicated

on Schedule 2.9(b)(iv), the Intellectual Property Rights owned by or licensed to the Corporation or any Corporation Subsidiaries have not been infringed, misappropriated or violated by third parties.

2.10Title to Properties and Assets; Liens. The Corporation has good and marketable title to, or good and valid leasehold interests in, its properties and assets, tangible and intangible, in each case free and clear of any Liens, other than (i) for liens for current taxes not yet due and payable, (ii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due and which are not material, (iii) for liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, and (iv) minor liens, encumbrances and defects in title which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Corporation, and which have not arisen otherwise than in the ordinary course of business.

2.11Financial Statements; No Undisclosed Liabilities.

(a.)The financial statements (including, in each case, any related notes) of the Corporation included in the SEC Documents are complete and accurate in all material respects and complied as to form and substance in all material respects with applicable accounting requirements of the SEC and the published rules and regulations of the SEC or other applicable national securities exchange or inter-dealer quotation system rules or regulations with respect thereto. Such financial statements were prepared in accordance with GAAP, applied consistently, during the periods involved (except in the case of unaudited interim statements, to the extent that they may include footnotes, may be condensed or summary statements) and fairly presented in all material respects, the financial position of the Corporation and the Corporation Subsidiaries as of the respective dates thereof and the results of operations and cash flows for the periods indicated.

(b.)Except (i) to the extent shown or reserved for in the Balance Sheet, (ii) liabilities and/or obligations incurred after the date of the Balance Sheet in the ordinary course of business or (iii) obligations to perform under contracts which are not required under GAAP to be reflected in the financial statements of the Corporation, the Corporation has not and is not subject to any liabilities or obligations of any nature (including unasserted claims, whether known or unknown), whether or not accrued, contingent or otherwise.

2.12Material Adverse Effect. Since the date of the balance sheet included in the most recently filed SEC Documents (the “Balance Sheet”), no event has occurred that has had or would be reasonably likely to have a Material Adverse Effect.

2.13Employees. Except as disclosed on Schedule 2.13, to the Corporation’s Knowledge, no employee or officer of, nor any consultant to, the Corporation or any Corporation Subsidiary is in violation of any term of any employment or consulting contract, patent disclosure agreement or any other contract or agreement relating to the relationship of such employee or consultant with the Corporation or any Corporation Subsidiary or any other party because of the nature of the business conducted or proposed to be conducted by the Corporation or any Corporation Subsidiary. Each employee and officer of the Corporation and each Corporation Subsidiary has executed the Corporation’s standard employee proprietary information and invention assignment agreement and each current and former consultant to the Corporation or any Corporation Subsidiary has executed a written agreement with the Corporation or such Corporation Subsidiary containing invention assignment and confidentiality provisions in the Corporation’s customary form. To the Corporation’s Knowledge, none of its or any Corporation Subsidiary’s employees, officers or consultants are in violation of such agreements, and no current or former officer, employee or consultant has excluded works or inventions made prior to his or her relationship with the Corporation or any Corporation Subsidiary that are relevant to the business of the Corporation or any Corporation Subsidiary as conducted or as proposed to be conducted. To the Corporation’s Knowledge, none of its or any Corporation Subsidiary’s employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Corporation and the Corporation Subsidiaries or that would conflict with the Corporation’s or the Corporation Subsidiaries’ business as conducted or as proposed to be conducted. Except as disclosed in Schedule 2.13, the Corporation does not believe it is or will be necessary to utilize any inventions of any of its or any Corporation Subsidiary’s employees (or prospective employees) or consultants made prior to their employment by the Corporation or any Corporation Subsidiary or prior to entering into a consulting agreement with the Corporation or any Corporation Subsidiary, as applicable. The employment of each officer and employee of the Corporation and any Corporation Subsidiary is terminable at the will of the Corporation or the applicable Corporation Subsidiary without liability for any severance payments upon termination. To the Corporation’s Knowledge there is no impending resignation or termination of employment of any officer, key employee or group of employees of the Corporation or any Corporation Subsidiary. The Corporation and each Corporation Subsidiary have complied in all material respects with all laws relating to the employment of labor (including provisions relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes, and the Employee Retirement Income Security Act of 1974 (“ERISA”)), and the Corporation is not aware that it or any Corporation Subsidiary has any labor relations problems (including any union organizational activities, threatened or actual strikes or work stoppages or grievances). Neither the Corporation nor any of the Corporation Subsidiaries is a party to or bound by any collective bargaining agreement or any other Contract with any labor union. None of the Corporation, any of the Corporation Subsidiaries or, to the Knowledge of the Corporation, any of its or their employees is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements, affecting or in conflict with the present business activities of the Corporation or any Corporation Subsidiary or the proposed business activities of the Corporation or any Corporation Subsidiary.

2.14Employee Benefit Plans. Except as set forth on Schedule 2.14:

(a.)Multiemployer Plans. Neither the Corporation nor any Corporation Subsidiary has any obligation, and has never been required, to contribute to (or any other liability, including current or potential withdrawal liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA)

(b.)Retiree Welfare Plans. Neither the Corporation nor any Corporation Subsidiary maintains or has any obligation to contribute to (or any other liability with respect to) any plan or arrangement whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under Section 4980B of the Code or as required under applicable state law).

(c.)Defined Benefit Plans. Neither the Corporation nor any Corporation Subsidiary maintains, contributes to or has any liability under (or with respect to) any employee plan that is a tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.

(d.)Defined Contribution Plans. Neither the Corporation nor any Corporation Subsidiary maintains, contributes to or has any liability under (or with respect to) any employee plan that is a tax-qualified “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated.

(e.)Other Plans. Neither the Corporation nor any Corporation Subsidiary maintains, contributes to or has any liability under (or with respect to) any plan or arrangement providing benefits to current or former employees, including any bonus plan, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation, employee health or other welfare benefit plan or other arrangement, or severance agreements, programs, policies or arrangements, whether or not terminated and whether or not subject to ERISA.

(f.)Unfunded Liability. No plan maintained by the Corporation or any Corporation Subsidiary or to which the Corporation or any Corporation Subsidiary has an obligation to contribute, or with respect to which the Corporation or any Corporation Subsidiary has any other liability, has any unfunded liability.

(g.)Plan Qualification and Compliance. None of the employee benefit plans set forth on Schedule 2.14 is intended to be qualified under Section 401(a) of the Code. Each employee benefit plan set forth on Schedule 2.14 and all related trusts, insurance contracts and funds have been maintained, funded and administered in material compliance with their respective terms and with all applicable laws.

For purposes of this Section 2.14, the term “Corporation” includes all entities under common control with the Corporation pursuant to Section 414(b) or (c) of the Code.
2.15Taxes.

(a.)(i) The Corporation and each Corporation Subsidiary has timely filed all Tax Returns required to be filed by it; (ii) all such Tax Returns are complete and accurate in all material respects, disclose all Taxes required to be paid by the Corporation or any Corporation Subsidiary, for the periods covered thereby and have been prepared in compliance with all applicable laws and regulations; (iii) the Corporation and each Corporation Subsidiary has timely paid all Taxes (whether or not shown on such Tax Returns) due and owing by it and has withheld and paid over to the appropriate taxing authority all Taxes that it is required by law to withhold or to collect for payment from amounts paid or owing to any employee, stockholder, creditor or other third party; (iv) neither the Corporation nor any Corporation Subsidiary has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) neither the Corporation nor any Corporation Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return; (vi) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Corporation, proposed or threatened with respect to Taxes of the Corporation or any Corporation Subsidiary and no information related to Tax matters has been requested by any foreign, Federal, state or local taxing authority; (vii) there are no Liens for Taxes upon the assets or properties of the Corporation nor any Corporation Subsidiary except Liens relating to current Taxes not yet due; and (viii) there are no material unresolved questions or claims concerning any Tax liability of the Corporation or any Corporation Subsidiary.

(b)    Neither the Corporation nor any Corporation Subsidiary is liable for the Taxes of another Person in a material amount (i) under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), (ii) as a transferee or successor, or (iii) by contract or indemnity or otherwise. Except as set forth on Schedule 2.15(b), neither the Corporation nor any Corporation Subsidiary is a party to any Tax sharing or indemnity agreements. Neither the Corporation nor any Corporation Subsidiary has been a member of any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for Federal income tax purposes (or any similar group under state, local or foreign law). Neither the Corporation nor any Corporation Subsidiary has made any payments, or is obligated to make payments or is a party to an agreement that could obligate it to make any payments that would not be deductible under Section 280G of the Code.
2.16Insurance. The Corporation and the Corporation Subsidiaries have maintained insurance in such types and amounts as appropriate for their respective businesses. Neither the Corporation nor any Corporation Subsidiary has any self-insurance or co-insurance programs. Neither the Corporation nor any Corporation Subsidiary has been refused any insurance coverage sought or applied for and neither the Corporation nor any Corporation Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

2.17Claims.

(a.)The Corporation and the Corporation Subsidiaries have sole and exclusive ownership of the Claims. No stockholder or other Affiliate of the Corporation or any Corporation Subsidiary has any ownership interest in the Claims. Neither the Corporation nor any Corporation Subsidiary, nor any Person on their behalf, has assigned, transferred, pledged, encumbered or given, as collateral or otherwise, to any Person, any right or interest of the Corporation or any Corporation Subsidiary in the Claims or the Proceeds.

(b.)There are no Persons who have Liens of any kind against any amount to which the Corporation or any Corporation Subsidiary may be entitled on account of the Claims and/or Proceedings.

2.18Negative Litigation Event. As of the date hereof, no Negative Litigation Event has occurred, and neither the Corporation nor any of its Subsidiaries is aware of any facts that indicate a reasonable likelihood of the occurrence of a Negative Litigation Event.

2.19Brokers or Finders. Except as set forth on Schedule 2.19, neither the Corporation nor any Corporation Subsidiary has engaged any brokers, finders or agents, and the Purchaser have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Corporation or any Corporation Subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the transactions contemplated by or under this Agreement and the other Transaction Documents.

2.20Offering. Subject to the accuracy of the Purchaser’s representations and warranties in Section 3, the offer, sale and issuance of the Shares to be issued in conformity with the terms of this Agreement will constitute transactions exempt from the registration requirements of Section 5 of the Securities Act and are in compliance with all applicable securities laws of the United States and are in compliance with and will have been registered or qualified (or are exempt from registration or qualification) under the registration, permit or qualification requirements of all applicable securities laws of each of the states whose laws govern the issuance of any Shares. Neither the Corporation nor any agent on its behalf has (i) solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or part of the Shares to any person or persons so as to bring the sale of such Shares by the Corporation within the registration provisions of the Securities Act or any state securities laws or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Shares. None of the Corporation, any of its Affiliates or any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Shares or cause this offering of Shares to the Purchaser to be integrated with any prior offering of the Corporation’s securities.

2.21Disclosure. Neither this Agreement (including all the exhibits and schedules hereto) nor any related agreements nor any certificates or other information delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made.

3.Representations and Warranties of the Purchaser. As an inducement to the Corporation to enter into this Agreement and to issue and sell the Shares, the Purchaser hereby represents and warrants to the Corporation as follows:

3.1Organization. The Purchaser is a Delaware limited liability company and is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.

3.2Authorization.

(a.)The Purchaser has all requisite legal and corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to purchase the Shares hereunder and to carry out and perform its obligations under the terms of this Agreement and each of the other Transaction Documents to which it is a party. All action on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and each of the other Transaction Documents to which it is a party and the performance of all of the Purchaser’s obligations under this Agreement and each of the other Transaction Documents to which it is a party, has been taken.

(b.)This Agreement and each of the other Transaction Documents to which it is a party, when executed and delivered by the Purchaser, shall constitute valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles.

(c.)No consent, approval, authorization, order, filing, registration or qualification of or with any court, Governmental Entity or third person is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, or the performance of the Purchaser’s obligations hereunder or thereunder.

3.3Accredited Investor. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act on the basis indicated therein.

3.4Restriction on Resale. The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Purchaser further understands that there is no assurance that any exemption from registration under the Securities Act will be available to a resale of the Shares by the Purchaser or, if available, that such exemption will allow the Purchaser to dispose of or otherwise transfer any or all of the Shares in the amounts or at the times the Purchaser might propose. The Purchaser understands and acknowledges that no public market now exists for the Shares and that the Corporation has made no assurances that a public market will ever exist for the Shares.

3.5Legends. The Purchaser understands and agrees that the certificates evidencing the Shares, or any other securities issued in respect of the Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the legends set forth in Section 5.1.

3.6Brokers or Finders. The Corporation will not incur, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the transactions contemplated by or under this Agreement and the other Transaction Documents.

4.Covenants; Purchaser Rights.

4.1Information Rights.

(a.)Financial Statements. Following the Closing, and so long as the Purchaser continues to hold 20% or more of the Shares originally issued to the Purchaser at the Closing, the Corporation shall be required to deliver to the Purchaser (whether in hard copy, by e-mail or e-mail notification that the applicable information is available on the SEC’s EDGAR site) the following information:

i.As soon as available, and in any event within 90 days after the end of each Fiscal Year, the audited balance sheet of the Corporation as at the end of each such Fiscal Year and the audited statements of income, cash flows and changes in stockholders’ equity for such year, accompanied by the certification of an independent certified public accountant of recognized national standing, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Corporation as of the dates thereof and the results of its operations and changes in its cash flows and stockholders’ equity for the periods covered thereby. Purchaser hereby acknowledges and agrees that Marcum LLP, the Corporation’s independent registered public accounting firm, is of recognized national standing.

ii.As soon as available, and in any event within 45 days after the end of each fiscal quarter, the balance sheet of the Corporation at the end of such quarter and the statements of income, cash flows and changes in stockholders’ equity for such quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, and certified by the Chief Financial Officer of the Corporation.

iii.As soon as available, and in any event within 30 days after the end of each accounting month of the Corporation, a balance sheet of the Corporation at the end of such month and the statements of income, cash flows and changes in stockholders’ equity for such month, all in reasonable detail and all prepared in accordance with GAAP, consistently applied, along with a calculation of Net Cash, each certified by the Chief Financial Officer of the Corporation.

iv.To the extent the Corporation is required by Requirements of Law or pursuant to the terms of any outstanding indebtedness of the Corporation to prepare such reports, any annual reports, quarterly reports and other periodic reports (without exhibits) actually prepared by the Corporation as soon as available.

v.No later than 30 days prior to the start of each Fiscal Year, an annual budget, which shall include consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Corporation in respect of such Fiscal Year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing.

vi.Promptly following receipt by the Corporation, each audit response letter, accountant’s management letter or other written support submitted to the Corporation by its independent public accountants in connection with an annual or interim audit of the books of the Corporation.

vii.Promptly after commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries involving the Corporation or any Corporation Subsidiary that would reasonably be expected to materially adversely affect the Corporation or such Corporation Subsidiary.

viii.Within one Business Day of becoming aware thereof, written notice of a Negative Treasury Event (as defined in the Certificate of Designation);

ix.Written notice within five Business Days of becoming aware of any material change in any of the information contained in the representations and warranties and/or Exhibits to this Agreement.

(b.)Inspection Rights. Following the Closing, and so long as the Purchaser continues to hold 20% or more of the Shares originally issued to the Purchaser at the Closing, the Corporation shall, and shall cause the Corporation Subsidiaries and each of their respective officers, directors, managers and employees to, (i) afford the Purchaser and its representatives, during normal business hours and upon reasonable notice, reasonable access to its officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, and (ii) afford the Purchaser the opportunity to consult with its officers from time to time regarding the Corporation’s and the Corporation Subsidiaries’ affairs, finances and accounts as each the Purchaser may reasonably request upon reasonable notice. Any information disclosed to the Purchaser (or its representatives) shall be subject to an appropriate confidentiality agreement. The Purchaser (and its representatives) shall take reasonable steps, to the extent commercially practicable, to minimize the disruption caused by any such inspection. The right set forth in this Section 4.1 shall not and is not intended to limit any rights which the Purchaser may have with respect to the books and records of the Corporation, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Corporation is incorporated.

4.2Board of Directors Rights. Upon the earliest to occur of (x) a Negative Litigation Event, (y) a Negative Treasury Event or (z) the date that is 1,620 days after the Closing Date (so long as, in the case of this clause (z), the Purchaser continues to hold 20% or more of the Shares originally issued to the Purchaser at the Closing), the following provisions shall apply:

(a.)The Purchaser shall have the right to designate a total of one Person to serve as a member of the Board of Directors (the “Nominee”). The Corporation shall promptly (and in any event within ten (10) Business Days of request by the Purchaser) (i) increase the size of the Board of Directors, if necessary, and (ii) appoint such Nominee to the Board of Directors. If at the time of such appointment the Corporation has a staggered Board of Directors, such Nominee shall be appointed to the class of the Board of Directors that has the longest remaining term at the time of such appointment.

(b.)The Corporation shall take (and cause to be taken) all actions and agrees to exercise all authority under Requirements of Law to cause any slate of directors presented to stockholders of the Corporation for election to the Board of Directors to include the Nominee. In this regard, the Corporation shall, subject to Requirements of Law, duly nominate the Nominee for election to the Board of Directors and shall solicit proxies in favor of the election of the Nominee from the stockholders of the Corporation entitled to vote for the election of directors. In connection therewith and in furtherance thereof, the Corporation shall include in any proxy solicitation materials related to the election of members of the Board of Directors such information regarding the Nominee and recommendations of the Board of Directors as are appropriate in proxy solicitation materials or as may be required under the rules and regulations promulgated by the SEC.

(c.)Following the election of a Nominee to the Board of Directors and so long as Shares remain outstanding, such Nominee shall not be removed from the Board of Directors except by the Purchaser. Upon the resignation, removal by the Purchaser, death or disability of a Nominee serving as a director of the Board of Directors, the Purchaser shall have the right to designate a replacement Nominee and either the remaining directors on the Board of Directors shall promptly (and in any event within ten Business Days) appoint such replacement Nominee to fill the vacancy on the Board of Directors or, if the remaining directors fail to appoint such replacement Nominee to fill such vacancy, then the Corporation shall duly nominate such replacement Nominee for election to the Board of Directors pursuant to Section 4.2(b), and, if reasonably requested by the Purchaser in order to elect or appoint such nominee, promptly call (or cause to be called) and hold a special meeting of the Corporation’s stockholders for the purpose of voting on such replacement Nominee.

4.3Board Observer Rights. For so long as the Purchaser continues to hold 20% or more of the Shares originally issued to the Purchaser at the Closing, the Purchaser shall have the right to designate one representative (an “Observer”) with the right to attend and observe all meetings of the Board of Directors or committees designated by the Board of Directors. The Corporation shall promptly invite (or cause to be invited) the Observer to attend all meetings of the Board of Directors or any committee thereof and, in this respect, shall give (or cause to be given) to the Observer copies of all notices, minutes, consents, and other material that the Corporation provides to its directors at the same time as such materials are provided to its directors. Notwithstanding the foregoing, the Corporation reserves the right to exclude the Observer from access to any material or meeting or portion thereof if and only to the extent the Corporation believes that such exclusion is reasonably necessary to preserve the attorney-client privilege.

4.4Preemptive Rights.

(a.)Following the Closing, the Purchaser shall have the right to purchase any New Securities that the Corporation or any Corporation Subsidiary may from time to time propose to issue or sell to any Person.

(b.)At least thirty (30) Business Days prior to any issuance or sale referred to in Section 4.4(a), the Corporation shall notify in writing the Purchaser of such proposed issuance or sale (the “Preemptive Right Notice”). The Preemptive Right Notice shall describe the proposed issuance or sale and the material terms and conditions thereof, including: (i) the number of New Securities proposed to be issued and the percentage of the Corporation's or such Corporation Subsidiary’s outstanding Common Stock, as applicable, on a fully diluted basis, that such issuance would represent; (ii) the proposed issuance date, which shall be at least thirty (30) Business Days from the date of the Preemptive Right Notice; (iii) the proposed purchase price per share and (iv) a summary of the material terms of such New Securities. The Purchaser shall for a period of twenty (20) Business Days following the receipt of a Preemptive Right Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Preemptive Right Notice, all or any portion of such New Securities, by delivering a written notice to the Corporation.

(c.)Subject to the Certificate of Designation, the Corporation shall be free to complete the proposed issuance or sale of New Securities described in the Preemptive Right Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.4(b) above in accordance with the terms and conditions set forth in the Preemptive Right Notice (except that the amount of New Securities to be issued or sold by the Corporation may be reduced) so long as such issuance or sale is closed within sixty (60) Business Days after the expiration of the Exercise Period (subject to the extension of such sixty (60) Business Day period for a reasonable time not to exceed thirty (30) days to the extent reasonably necessary to obtain necessary approvals from Governmental Entities). In the event the Corporation has not sold such New Securities within such time period, the Corporation shall not thereafter issue or sell any New Securities without first again offering such securities to the Stockholders in accordance with the procedures set forth in this Section 4.4.

(d.) Upon the consummation of the issuance of any New Securities in accordance with this Section 4.4, the Corporation shall deliver to the Purchaser certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Corporation shall so represent and warrant to the purchaser thereof, and further represent and warrant to such purchaser that such New Securities shall be, upon issuance thereof to the Purchaser and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Purchaser shall deliver to the Corporation the purchase price for the New Securities purchased by wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including entering into such additional agreements as may be necessary or appropriate.

4.5Reporting Status. The Corporation shall comply with all Requirements of Law, including the rules and regulations under the Securities Act and the Exchange Act, and the rules of any securities exchange upon which any shares of its capital stock are listed. The Corporation shall use commercially reasonable efforts to maintain its status as a company with securities registered under Section 12 of the Exchange Act and the quotation of the Common Stock on NASDAQ, and shall timely file all reports and other filings required to be filed by it under the Securities Act and the Exchange Act, the rules and regulations adopted by the SEC thereunder or the rules and regulations of NASDAQ. The Corporation shall take such further action as the Purchaser may reasonably request to enable such holders to sell Restricted Securities pursuant to Rule 144 adopted by the SEC under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the SEC. Upon reasonable request, the Corporation shall deliver to any holder of Restricted Securities a written statement as to whether it has complied with such requirements.

4.6Public Disclosure of Transaction. On or before 5:30 p.m., New York City time, on or before the Fourth Business Day immediately following the date hereof, the Corporation shall issue a press release announcing the entry into this Agreement and describing the terms of the transactions contemplated hereby and by the other Transaction Documents.

4.7Pursuit of the Claims. The Corporation shall use its commercially reasonable best efforts and exercise good faith and reasonable commercial judgment, but at all times within the bounds of any applicable law and rules of professional responsibility: (i) in pursuing all of the Corporation’s and the Corporation Subsidiaries’ or any of their respective Affiliates’ legal and equitable rights in the Claims and/or Proceedings and with respect to the Proceeds; (ii) to bring the Claims and/or Proceedings to settlement or final judgment; and (iii) to enforce collection of all money and other Proceeds due on account of the Claims and/or Proceedings or other enforcement actions relating to the Proceeds, including any settlement(s) with Adverse Parties. The Corporation shall maintain and prosecute the Patents.

4.8Finance Account Agreement. Prior to the Closing, the Corporation and the Purchaser shall enter into an agreement, in form and substance reasonably satisfactory to the Purchaser, to provide that the use of funds held in the Financing Account shall be as in accordance with uses reasonably approved by the Purchaser (the “Finance Account Agreement”).

4.9Preserve Accuracy of Representations and Warranties; Notification of Certain Matters.

(a.)During the period prior to the Closing Date, each party hereto shall refrain from taking any action which would render any representation or warranty contained in Section 3 or 4 inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b.)During the period prior to the Closing Date, the Corporation will notify Purchaser of (i) any Material Adverse Effect, (ii) any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against the Corporation which would have been listed in Schedule 2.8 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) any material default under any agreement of the Corporation or any Corporation Subsidiary or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which the Corporation has Knowledge.

4.10Operations Prior to the Closing Date. During the period prior to the Closing Date, the Corporation shall operate and carry on its and the Corporation Subsidiaries’ business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, the Corporation shall keep and maintain its assets in good operating condition and repair and shall use its commercially reasonable best efforts consistent with good business practice to maintain the business organization of the Corporation and the Corporation Subsidiaries intact and to preserve the goodwill of the suppliers, contractors, licensors, licensees, employees, customers, distributors and others having business relations with the Corporation or the Corporation Subsidiaries.

4.11Acquisition Proposals. During the period prior to the Closing Date, the Corporation will not, and will not authorize or permit any officer, director or employee of the Corporation or any Affiliate of Seller or authorize any investment banker, attorney, accountant or other representative retained by the Corporation or any Affiliate of the Corporation to, directly or indirectly, solicit or encourage, or furnish information with respect to the Corporation to or engage in any discussions with any Person in connection with, any proposal for the acquisition of all or a substantial portion of the Corporation or any financing transaction, other than as contemplated by this Agreement. The Corporation will promptly cease or cause to be terminated any existing activities or discussions with any Person with respect to any of the foregoing.

5.Transfer Restrictions.

(a.)Subject to compliance with applicable securities laws, the Shares shall be Transferable to any Person other than (i) the Defendants or any Affiliate thereof, (ii) the Persons listed on Schedule 5(a), or (iii) any licensee or Person reasonably likely to become a licensee of the Patents.

(b.)Each certificate or instrument representing Restricted Securities shall be imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT OR IN A TRANSACTION WHICH QUALIFIES AS AN EXEMPT TRANSACTION UNDER THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND THE SECURITIES LAW OF ANY APPLICABLE STATE.”
(c.)If any Restricted Securities become eligible for sale pursuant to Rule 144(b), the Corporation shall, upon the reasonable request of the holder of such Restricted Securities, remove the legend set forth in Section 5(b) from the certificates for such Restricted Securities.

6.Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Shares at the Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless waived by the Purchaser:

6.1Representations and Warranties; Covenants. The representations and warranties of the Corporation contained in Section 2 shall be true and correct in all respects as of the date of Closing. The Corporation shall have complied with each of its covenants set forth herein.

6.2Consents, Permits and Waivers. The Corporation shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated hereby and by the other Transaction Documents.

6.3No Prohibitions. No provision of any Requirements of Law and no order, injunction, temporary restraining order, judgment, award, decree or ruling of any Governmental Entity shall prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

6.4Blue Sky. The Corporation shall have obtained all necessary blue sky law permits and qualifications, or have the availability of exemptions therefrom, required by any Governmental Entity or regulatory body of the United States or of any state or foreign jurisdiction that are required in connection with the lawful offer, sale and issuance of the Shares.

6.5Certificate of Designation. The Certificate of Designation shall have been filed with and certified by the Secretary of State of the State of Delaware.

6.6Other. The Purchaser shall have received a correct and complete copy of the items set forth on Schedule 6.6 and the Purchaser shall be satisfied with the contents thereof in its sole and absolute discretion.

6.7Schedules. The Corporation shall have delivered correct and complete copies of all schedules contemplated hereunder and the Purchaser shall be satisfied with the contents thereof in its sole and absolute discretion.

6.8Finance Account Agreement. The Finance Account Agreement shall be in form and substance satisfactory to the Purchaser in its sole and absolute discretion.

6.9Closing Deliverables. At the Closing, the Corporation shall have delivered to the Purchaser, the following:

(a.)a certificate executed by the Chief Executive Officer of the Corporation on behalf of the Corporation, certifying the satisfaction of the conditions to closing listed in Sections 6.1, 6.2, 6.4 and 6.5;

(b.)a certificate executed by the Corporation’s Secretary on behalf of the Corporation having attached thereto (i) the Corporation’s Amended and Restated Certificate as in effect at the time of the Closing, including a copy of the as filed Certificate of Designation, certified by the Secretary of State of the State of Delaware, (ii) the Corporation’s Bylaws as in effect at the time of the Closing, and (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby;

(c.)good standing certificates with respect to the Corporation from the applicable authority(ies) in Delaware and any other jurisdiction in which the Corporation is qualified to do business, dated a recent date before the Closing;

(d.)the Finance Account Agreement, duly executed by the Corporation and the applicable bank; and

(e.)to the Purchaser, free and clear of all Liens, a stock certificate, duly executed by the Corporation, evidencing 102,000 Shares.

6.10Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

7.Conditions to the Corporation’s Obligations at Closing. The Corporation’s obligation to sell and issue the Shares at Closing to the Purchaser is subject to the fulfillment on or before the Closing of the following conditions, unless waived by the Corporation:

7.1Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all respects as of the Closing.

7.2No Prohibitions. No provision of any Requirements of Law or ruling of any Governmental Entity shall prohibit or otherwise challenge the legality or validity of the transactions contemplated by this Agreement.

7.3Closing Deliverables. At the Closing, the Purchaser shall have (a) delivered to the Corporation (i) all such counterpart originals or certified or other copies of this Agreement, the other Transaction Documents to which the Purchaser is a party and such other documents as the Corporation may reasonably request, (ii) a certificate executed by the Purchaser certifying the satisfaction of the condition to closing listed in Section 7.1.

8.Termination of the Agreement Prior to Closing.

8.1Termination Triggers. Notwithstanding anything to the contrary herein, this Agreement may be terminated (i) by either party at any time after the twentieth (20th) Business Day following the date hereof if the Closing shall not have occurred by such date; provided, however, that if the Closing shall not have occurred as a result of the failure of the conditions set forth in Section 6 to be satisfied by such date, then the Purchaser may extend such date in its sole discretion, (ii) by the mutual written consent of the Corporation and the Purchaser or (iii) by either party upon the breach of any representation, warranty or covenant set forth herein by the other party that would result in the failure of the conditions set forth in Sections 6 or 7 (as applicable) to be satisfied.

8.2Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto as to which such termination has occurred; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement or the Corporation of its obligations under Section 9.9.
9.Miscellaneous.

9.1Indemnification.

(a.)In addition to all rights and remedies available to the Purchaser at law or in equity, the Corporation shall indemnify the Purchaser and its Affiliates, stockholders, members, officers, directors, managers, partners, employees, agents, representatives, heirs, successors and assigns (each an “Indemnified Party,” and collectively, the “Indemnified Parties”) and shall save and hold each of them harmless against, and pay on behalf of or reimburse such party as and when incurred for, any loss, liability, obligation, demand, claim, action, cause of action, proceeding, judgment, settlement, cost (including attorneys’ fees), damage, deficiency, Tax, penalty, fine, expense, or disbursement, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses, and all reasonable amounts paid in investigation, defense, or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain, or become subject to, as a result of, in connection with, relating or incidental to, or by virtue of:

(i.)Any misrepresentation or breach of a representation or warranty on the part of the Corporation under Section 2 or any certificate delivered hereunder; or

(ii.)Any nonfulfillment or breach of any covenant or agreement on the part of the Corporation under this Agreement or under any of the other Transaction Documents.

(b.)The obligations of the Corporation to each Indemnified Party under this Section 9.1 will be separate and distinct obligations and will survive any transfer of the Shares by the Purchaser and the expiration or termination of this Agreement or any other Transaction Document.

9.2Survival of Warranties. The warranties, representations and covenants of the Corporation and Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Corporation.

9.3Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.4Governing Law and Jurisdiction. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of State of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York, with the Corporation and the Purchaser hereby agreeing to personal jurisdiction and venue in such court of competent jurisdiction in the federal and state courts of the City of New York, New York.

9.5Counterparts; Facsimile or PDF. This Agreement may be executed and delivered by facsimile, PDF signature or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.6Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.7Disclosure Schedules. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Section 2.

9.8Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day, (c) the next business day upon deposit with a reputable national overnight delivery service for overnight delivery, (d) five (5) days after having been sent, to be sent as follows:

If to the Purchaser:
Halcyon Long Duration Recoveries Investments I LLC
Attention: General Counsel
477 Madison Avenue, 8th Floor
New York, New York 10022

If to the Corporation:
Finjan Holdings, Inc.
Attention: Chief Executive Officer
2000 University Avenue, Suite 600
East Palo Alto, CA
Email: ##############
Facsimile:

with copies to (which shall not constitute notice):

GCA Law Partners LLP
2570 W. El Camino Real, Suite 510
Mountain View, California 94040
Attention: Jon C. Gonzales
Email: jgonzales@gcalaw.com
Facsimile: 650-428-3901

9.9Expenses. The Corporation and the Purchaser shall each pay its own expenses in connection with the transactions contemplated by this Agreement; provided, however, that the Corporation shall pay up to a total of $200,000 of the Purchaser’s reasonable and documented fees and expenses (the “Purchaser Expenses”) in connection with this Agreement and the transactions contemplated hereby (it being agreed and understood that, at the Purchaser’s option, the amount of the Purchaser Expenses shall be payable by offsetting the amount due from the Purchaser pursuant Section 1.2(c)).

9.10Remedies; Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement or any of the other Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. The Purchaser shall be entitled to enforce any rights it has under this Agreement or the Transaction Documents specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

9.11Amendments and Waivers. Except as expressly provided herein, any term of this Agreement may be amended, terminated or waived only with the written consent of the Corporation and (i) the holders of at least a majority of the then-outstanding Shares or (ii) for an amendment, termination or waiver effected prior to the Closing, the Purchaser. Any amendment or waiver effected in accordance with this Section 9.11 shall be binding upon the Purchaser and each transferee of the Shares, each future holder of all such securities, and the Corporation.

9.12Confidentiality. The parties will keep confidential the Confidential Information (which obligation shall continue for a period of 1 year following the redemption of all Shares) save that such Confidential Information may be disclosed: (a) if so required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body with jurisdiction over the affairs of the Purchaser or any Affiliate of the Purchaser; (b) if required in connection with any legal proceedings; or (c) to Affiliates and representatives of Purchaser who have a specific need to review such Confidential Information for legal or compliance reasons. The parties agree not to use any Confidential Information for any unlawful purpose.

9.13Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.14Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.15Rights of Purchaser. The Purchaser shall have the absolute right to exercise or refrain from exercising any right or rights that the Purchaser may have by reason of this Agreement or the other Transaction Documents, the Amended and Restated Certificate, the Bylaws, or at law or in equity, including the right to consent to the waiver of any obligation of the Corporation and to enter into an agreement with the Corporation for the purpose of modifying this Agreement or the other Transaction Documents, and the Purchaser shall not incur any liability to any other holder of Shares with respect to exercising or refraining from exercising any such right or rights.

9.16Exchange of Certificates. Upon surrender by any holder to the Corporation of any certificate or certificates evidencing any securities, the Corporation at its expense will issue in exchange therefor, and deliver to such holder new certificates in such denomination or denominations as may be requested by such holder. Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any security issued by it and in case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Corporation of any such mutilation, upon surrender and cancellation of such security, the Corporation at its expense will issue and deliver to any such holder a new security of like tenor, in lieu of such lost, stolen, destroyed or mutilated certificate.

9.17Entire Agreement. This Agreement (including the exhibits hereto) and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

9.18Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

9.19Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Stock Purchase Agreement as of the date first written above.

CORPORATION: FINJAN HOLDINGS, INC. By: /s/ Philip Hartstein Name: Philip Hartstein Title: President & CEO

PURCHASER: HALCYON LONG DURATION RECOVERIES INVESTMENTS I LLC By: /s/ Manish Mital Name: Manish Mital Title: Authorized Person

EXHIBITS
EXHIBIT A -    FORM OF CERTIFICATE OF DESIGNATION

EXHIBIT A
FORM OF CERTIFICATE OF DESIGNATION
(See attached)

ANNEX A
Litigation

1.	Finjan, Inc. v. FireEye, Inc., 4:13-cv-03133-SBA, (N.D. Cal).

2.	Finjan, Inc. v. Blue Coat Systems, Inc., Case 5:13-cv-03999-BLF, (N.D. Cal.).

3.	Finjan, Inc. v. Proofpoint, and Armorize Technologies, Inc., Case 3:13-cv-05808-HSG (N.D. Cal.).

4.	Finjan, Inc. v. Sophos Inc., Case 3:14-cv-01197-WHO (N.D. Cal.).

5.	Finjan, Inc. v. Symantec Corporation., Case 3:14-cv-02998-HSG (N.D. Cal.).

6.	Finjan, Inc. v. Palo Alto Networks, Inc., Case 3:14-cv-04908-PJH (N.D. Cal.).

7.	Finjan, Inc. v. Blue Coat Systems, Inc., Case 5:15-cv-03295-BLF (N.D. Cal.).

ANNEX B
PATENTS

The following table sets forth, as of the date hereof, a brief description of the Corporation’s issued U.S. patents, including their respective issued patent numbers, filing dates, issue dates, expiration dates and titles (collectively, the “Patents”)

US	File Date	Issue Date	Expiration Date	Title
6092194	11/6/1997	11/28/2000	11/6/2017	System and Method for Protecting a Computer and a Network from Hostile Downloadables
6154844	12/22/1997	11/28/2000	12/22/2017	System and Method for Protecting a Computer and a Network from Hostile Downloadables
6480962	1/29/1997	12/12/2002	1/29/2017	System and Method for Protecting a Client During Runtime from Hostile Downloadables
6804780	11/6/1997	10/12/2004	11/6/2017	System and Method for Protecting a Computer and a Network from Hostile Downloadables
6965968	2/27/2003	11/15/2005	9/5/2023	Policy-Based Caching
7058822	5/17/2001	6/6/2006	11/8/2019	Malicious Mobile Code RunTime Monitoring System and Methods
7418731	5/3/2004	8/26/2008	4/27/2019	Malicious Mobile Code RunTime Monitoring System and Methods
7613918	2/16/2006	11/3/2009	12/22/2017	System and Method for Enforcing a Security Context on a Downloadable
7613926	3/7/2006	11/3/2009	11/6/2017	System and Method for Protecting a Computer and a Network from Hostile Downloadables
7647633	5/17/2001	1/12/2010	11/8/2019	Malicious Mobile Code RunTime Monitoring System and Methods
7756996	6/30/2004	7/13/2010	5/4/2029	Embedding Management Data within HTTP Messages
7757289	12/12/2005	7/13/2010	5/12/2029	System and Method for Inspecting Dynamically Generated Executable Code
7769991	3/1/2007	8/3/2010	3/1/2027	Automatically Executing an Anti-Virus Application on a Mobile Communication Device
7930299	11/29/2006	4/19/2011	5/18/2027	System And Method For Appending Security Information To Search Engine Results
7975305	8/30/2004	7/5/2011	8/18/2020	Method and System for Adaptive Rule-Based Content Scanners for Desktop Computers
8015182	11/29/2006	9/6/2011	5/18/2027	System and Method for Appending Security Information to Search Engine Results
8079086	5/17/2001	12/13/2011	1/29/2017	Malicious Mobile Code RunTime Monitoring System and Methods
8087079	5/4/2007	12/27/2011	10/26/2030	Byte-Distribution Analysis of File Security
8141154	12/12/2005	3/20/2012	12/12/2025	System and Method for Inspecting Dynamically Generated Executable Code
8225408	8/30/2004	7/17/2012	5/27/2021	Method and System for Adaptive Rule-Based Content Scanners
8474048	7/16/2009	6/25/2013	7/16/2029	Website Content Regulation

8566580	7/23/2008	10/22/2013	7/9/2032	Splitting an SSL Connection Between Gateways
8677494	1/29/1997	3/18/2014	1/29/2017	Malicious Mobile Code Runtime Monitoring System and Methods
9141786	2/11/2015	9/22/2015	1/29/2017	Malicious Mobile Code Runtime Monitoring System and Methods
9189621	2/11/2015	11/17/2015	1/29/2017	Malicious Mobile Code Runtime Monitoring System and Methods
9219755	6/5/2015	12/22/2015	1/29/2017	Malicious Mobile Code RunTime Monitoring System and Methods
9294493	9/10/2014	3/22/2016	12/12/2025	Computer Security Method and System with Input Parameter Validation